EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective the 20th day of January, 2014 (the “Effective Date”) by and between STANDEX INTERNATIONAL CORPORATION, a Delaware corporation with its executive offices in Salem, New Hampshire (hereinafter referred to as the “Employer”), and

DAVID A. DUNBAR

(hereinafter referred to as the “Executive”)

WHEREAS, Employer is desirous of retaining the services of Executive and Executive is desirous of providing services to the Employer in a senior executive capacity upon the terms and conditions herein set forth;

NOW, THEREFORE in consideration of the mutual covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties as follows:

1.

Employment.  Employer hereby agrees to employ Executive on a full-time basis and Executive agrees to serve Employer on a full-time basis as President/Chief Executive Officer, subject to the  direction and control of the Board of Directors of Employer (the “Board”), said employment being upon the terms and conditions herein set forth.  Executive shall be appointed to the Board upon becoming Chief Executive Officer and shall be nominated for reelection to the Board at the end of each term thereafter so long as the Executive’s employment is not terminated.

2.

Term.  The initial term (the “Initial Term”) of this Agreement shall commence on the Effective Date of this Agreement and continue through midnight on December 31, 2016, unless otherwise terminated in accordance with the provisions of Sections 6 or 15.  Unless terminated, this Agreement shall automatically renew for additional terms of three years (each such term shall be referred to as a “Renewal Term”).  In addition to the right to terminate set forth in Sections 6 and 15, either the Employer or the Executive shall have the right to terminate this Agreement at any time during or at the end of the Term or any Renewal Term by giving the other party thirty (30) days’ advance written notice (the “Notice Period”) at any time stating his/its intention to terminate the Agreement.  Such termination will be effective at the end of the Notice Period and, if notice is given by the Employer, shall be treated as a termination without Cause.

3.

Best Efforts.  Executive agrees that during the Term he shall devote his best efforts, time and attention to the business of Employee.  Notwithstanding the foregoing, during the Term the Executive may be involved in charitable and professional activities (including serving on boards and committees), serve, with the prior written consent of the Board, on other boards and manage his and his family’s personal passive investments so long as they do not interfere, in the sole opinion of the Board with the performance of the Executive’s duties hereunder.

4.

Non-Compete.  Except as set forth in the third paragraph of this Section 4 and in Section 3, Executive shall not, as long as this Agreement is in effect, engage in, or be interested in, in any active capacity, any business other than that of Employer or any affiliate, associate or subsidiary corporation of Employer.  It is the express intent of the Employer and the Executive that: (i) the covenants and affirmative obligations in this Section be binding obligations to be enforced to the fullest extent permitted by law; (ii) in the event of any determination of unenforceability of the scope of any covenant or obligation, its limitation which a court of competent jurisdiction deems fair and reasonable, shall be the sole basis for relief from the full enforcement thereof; and (iii) in no event shall the covenants or obligations in this Section be deemed wholly unenforceable.

In addition, except as set forth in the third paragraph of this Section 4, Executive shall not for a period of two years after the termination of employment with Employer (whether such termination is by reason of the expiration of this Agreement or for any other reason) compete with or directly or indirectly own, control, manage, operate, join or participate in the ownership, control, management or operation of any business which competes with any present or future business of Employer at the time of such termination.  In addition, the Executive covenants and agrees that he will not, for a period of two years after termination of employment with the Employer, directly or indirectly solicit for employment or retain or hire any employees of the Employer.

No provision contained in this paragraph shall restrict Executive from making investments in other ventures which are not competitive with Employer, or restrict Executive from engaging, during non-business hours, in any other such non-competitive business or restrict Executive from owning less than five per cent of the outstanding securities of companies which compete with any present or future business of Employer and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

5.

Compensation; Benefits.

(a)

Base Compensation.  Employer agrees to compensate Executive for his services at a minimum annual base salary rate of $700,000.  Such base salary shall be payable at least monthly and shall be increased (but not decreased) as determined (in its sole discretion) by Employer.

(b)

Signing Bonus.  On January 22, 2014, the Employer shall pay the Executive a one-time cash signing bonus in the amount of $500,000 (the “Signing Bonus”).  The Executive covenants and agrees that in the event Executive terminates his employment in accordance with the provisions of Section 2 (other than in accordance with Section 6(c)) or is terminated by the Employer in accordance with the provisions of Section 6(c) of this Agreement within 12 months of the Effective Date, the Executive shall be required to promptly, but in no event less than forty-five (45) days after termination, reimburse the Employer for the full amount of the Signing Bonus.

(c)

Buy-Out Grant.  On the Effective Date of this Agreement, the Executive shall receive a restricted stock grant equal to 175% of the Executive’s initial base compensation in the amount of $1,225,000 (the “Buy-Out Grant”).  The Buy-Out Grant shall consist of restricted stock of Standex International Corporation valued based on the closing price of the stock on the Effective Date.  Vesting of this Buy-Out Grant will occur in two equal installments on October 1, 2014 and October 1, 2015, respectively, provided that corporate performance criteria as set out in the Buy-Out Grant Agreement are satisfied, and further provided that  if the Executive terminates his employment in accordance with the provisions of Section 2 (other than in accordance with Section 6(c)) or is terminated by the Employer in accordance with the provisions of Section 6(c) of this Agreement within 12 months of the Effective Date, the Executive shall be required to transfer back to the Employer, within forty five (45) days after such termination, any shares of stock which have been delivered to him, or repay the Employer the value received upon the sale of any such shares, if they have been sold,

(d)

Inducement Grant.  As an inducement, on the Effective Date, the Employer will grant an award for fiscal 2014 under its Long Term Incentive Plan having a value equal to 175% of the Executive’s initial annualized base salary of $700,000.  The award and payouts made under it will be governed by the terms established for all such awards granted by the Compensation Committee of the Board of Directors on August 29, 2013.

(e)

Annual Cash Bonus. Employer agrees to provide Executive an annual incentive bonus opportunity, payable each September after the close of the fiscal year, at a target of 85% of base compensation and variable from 0% to 200% of target based on the achievement of certain financial metrics set by the Compensation Committee of the Board of Directors.  The target for the bonus may increase from year to year as determined by the Compensation Committee of the Board of Directors of the Employer.  For fiscal year 2014 only, Employer agrees to pay no less than Executive’s target bonus pro-rated from his start date.

(f)

Long Term Incentive Plan.  Executive will participate in the Standex Long Term Incentive Plan at an initial target of 175% of base compensation which may be adjusted upward from time to time by the Compensation Committee of the Board of Directors of the Employer.

(g)

Legal Expenses.  Employer also agrees to pay Executive’s legal fees directly related to the revision and modification of this Agreement; provided, however, that in no event shall the Employer pay more than $[15,000] for such legal fees and related expenses.  All such legal fees payable by the Employer shall be fully and completely documented, identifying each service provided and with a breakdown of the time and dates on which such services are performed.

(g)

Other Benefit Plans and Programs.  Executive shall also be entitled to participate in the Standex Long Term Incentive Program, the Standex Annual Incentive Program, the Standex Retirement Savings Plan, the Standex Deferred Compensation Plan, and in such other benefit plans and programs as are made available from time to time to senior executives of the Employer.  Executive shall be entitled to use of an automobile furnished at the expense of Employer in accordance with Employer’s policy on this subject, as such policy shall be revised from time to time.

(h)

Relocation Expenses.  Employer will pay for all reasonable and customary relocation expenses incurred in calendar year 2014 associated with the Executive’s move from Switzerland to the Salem, New Hampshire or surrounding area.  The total relocation expenses, including related tax assistance to be paid by the Employer shall not exceed $125,000.  In addition, the Employer will pay for all reasonable and customary expenses related to the sale of the Executive’s home in Pennsylvania including the broker’s fee and the cost of moving personal items and household possessions from Pennsylvania to the Salem, New Hampshire or surrounding area.  [Tax gross up.]  The Executive covenants and agrees that in the event Executive terminates his employment in accordance with the provisions of Section 2 (other than in accordance with Section 6(c)) or is terminated in accordance with the provisions of Section 6(c) of this Agreement within 12 months of the Effective Date, the Executive shall be required to promptly, but in no event more than forty five (45) days after the date of termination, reimburse the Employer for the full amount of the relocation expenses paid by the Employer.

6.

Termination.

(a)

Death.  Executive’s employment shall terminate forthwith upon his death and all liability of Employer under this Agreement or otherwise shall thereupon cease except for any compensation for past services remaining unpaid (including any bonus due for any previously completed year, paid when it would otherwise have been paid), for benefits due to Executive’s estate or to others under the terms of any benefit plan or agreement then in effect, as provided herein or with regard to indemnification and directors and officers liability insurance coverage (“Accruals”).  In addition, Executive shall fully vest in the Buy-Out Grant.

(b)

Disability.  In the event that Executive becomes disabled during the term of this Agreement for a period of at least six (6) consecutive months, as the term “disabled” is defined in any applicable long-term disability plan or arrangement sponsored by the Employer and covering the Employee, then Employer, at its option, may terminate Executive’s employment and this Agreement upon at least six (6) additional months advance written notification to Executive.  Until such termination option is exercised and the six month period has been satisfied, or as otherwise mutually agreed in writing, Executive will continue to receive his full salary and fringe benefits during any period of illness or other disability, regardless of duration.  Upon such termination Executive shall receive his Accruals and fully vest in the Buy-Out Grant.

(c)

Material Breach.   In the event of a material breach of the terms of this Agreement by Executive or Employer, the non-breaching party may cause this Agreement to be terminated on 10 days written notice, provided, however, that termination by Employer for material breach following a change of control, as defined in Section 15, shall be effective only upon twelve (12) months prior written notice.  Employer may remove Executive from all duties and authority commencing on the first day of any such notice period, however, payment of compensation and participation in all benefits shall continue through the last day of such notice period.  For purposes of this Agreement material breach by the Executive shall be defined as:

(i)

an act or acts of dishonesty on the Executive’s part which are intended to result in his substantial personal enrichment at the expense of the Employer; or

(ii)

the Executive willfully, deliberately and continuously fails to materially and substantially perform his duties hereunder and which result in material injury to the Employer (other than such failure resulting from the Executive’s incapacity due to physical or mental disability) after demand for substantial performance is given by the Employer to the Executive specifically identifying the manner in which the Employer believes the Executive has not materially and substantially performed his duties hereunder.

No action, or failure to act, shall be considered “willful” if it is done by the Executive in good faith and with reasonable belief that his action or omission was in the best interest of the Employer.

7.

Severance.  In the event that Executive’s employment is terminated by the Employer pursuant to Section 2 or Section 6(b) of this Agreement (exclusive of a termination after a change in control where severance is governed by the provisions contained in Section 15 herein and exclusive of termination pursuant to Section 6(a) or 6(c)), the Executive shall receive severance pay in an amount equal to twice the Executive’s then current annual base compensation plus Accruals and full vesting of the Buy-Out Grant.   Such severance amount shall be paid as follows:  (i) an amount equal to twice the limit on annual compensation that may be taken into account for qualified plan purposes under Section 401(a)17 of the Code for the calendar year immediately preceding the year in which the termination occurs (the “Limitation Amount”) shall be paid to the Executive, in equal installments, made in accordance with the payroll practices of the Employer, commencing as of the date on which the Executive’s termination occurs, and continuing until the second anniversary date thereafter; and (ii) a lump sum payment, to be made within five (5) business days after the date of termination of employment, equal to twice the Executive’s then current base compensation less the Limitation Amount.  The Executive shall also receive monthly during the first year after termination an amount equal to the COBRA premium for medical and dental coverage as is then being offered to salaried employees at the Employer’s corporate home office.  Notwithstanding the foregoing such amount for medical and dental coverage shall cease upon the Executive commencing other medical and dental insurance coverage through a new employer during the one year period.

8.

Notices.  Any notice to be given pursuant to this Agreement shall be sent by certified mail, postage prepaid, by a recognized courier service or electronically (with a copy mailed via first class mail, postage pre-paid) or delivered in person to the parties at their respective business or residential addresses as the parties may from time to time designate in writing.

9.

Invention and Trade Secret Agreement.  Executive agrees that the Invention and Trade Secret Agreement by and between Executive and Standex International Corporation and signed by Executive on the Effective Date shall remain in full force and effect while this Agreement is in effect and, as provided in the Invention and Trade Secret Agreement, after termination hereof.  In the event of any conflict between the terms of the Invention and Trade Secret Agreement and the terms of this Agreement, the terms of this Agreement shall be controlling.

10.

Specific Performance.  It is acknowledged by both parties that damages will be an inadequate remedy to Employer in the event that Executive breaches or threatens to breach his commitments under Section 4 or under the Invention and Trade Secret Agreement.  Therefore, it is agreed that Employer, may institute and maintain an action or proceeding to compel the specific performance of the promises of Executive contained herein and therein.  Such remedy shall, however, be cumulative, and not exclusive, to any other remedy that Employer may have.

11.

Survival.  The obligations contained in Sections 4 and 9 shall survive the termination of this Agreement.  In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement or which may arise by any event causing the termination of this Agreement.

12.

Covenants Severable.  In the event that any covenant of this Agreement shall be determined invalid or unenforceable and the remaining provisions can be given effect, then such remaining provisions shall remain in full force and effect.

13.

Entire Agreement; Amendment.  This Agreement supersedes any employment understanding or agreement (except the Invention and Trade Secret Agreement) that may have been previously made by Employer or its respective subsidiaries or affiliates with Executive.  This Agreement, together with the Invention and Trade Secret Agreement, represents all the terms and conditions and the entire agreement between the parties hereto with respect to the employment of Executive by Employer.  This Agreement may be modified or amended only by written agreement signed by Employer and Executive.

14.

Assignment.  This Agreement is personal between Employer and Executive and may not be assigned; provided, however, that Employer shall have the absolute right at any time, or from time to time, to sell or otherwise dispose of its assets or any part thereof or to reconstitute the same into one or more subsidiary corporations or divisions or to merge, consolidate or enter into similar transactions.  In the event of any such transaction, the term “Employer” as used herein shall mean and include such successor corporation.  The term “Employer” shall specifically include any corporation which becomes the parent corporation of Standex after the date of this Agreement, and any entity which acquires control of the Employer as a result of a “Change in Control,” as defined in Section 15(c)..

15.

Change of Control.

(a)

In the event of a ”Change in Control” of Employer  that is a change covered by Trea. Reg. 1-409A-3(i)(5):

(i)

Employer may terminate Executive’s employment without paying the compensation and benefits described in Section 15(b) below only upon conclusive evidence of substantial and indisputable intentional personal malfeasance in office such as a conviction for embezzlement of Employer’s funds; and

(ii)

Executive may terminate his employment at any time within two years after the date of the change in control and receive the compensation and benefits described in Section 15(b) below if any of the following events occur: (i) the assignment to the Executive of any position in which he is not serving as Chief Executive Officer and President of the Employer, with responsibility and authority for all of the operations of the Employer, (ii) any change in the Executive’s reporting relationship, such that he is no longer reporting solely to the Board of Directors of the Employer, (iii) any reduction in the budget of the Employer over which the Executive has ultimate authority which results in his having control over less than one hundred percent (100%) of the Employer’s budget, (iv) any material diminution of the Executive’s base compensation or his incentive compensation opportunity, (v) any change in the Executive’s place of employment to a geographic location more than ten miles from his present place of employment, and (vi) any other action or inaction of the Employer that constitutes a material breach of this Agreement.

(b)

Following a change of control of Employer, any termination of Executive’s employment within two (2) years thereafter either by Executive pursuant to Section 15(a)(ii) or by Employer under any circumstances other than involving conclusive evidence of substantial and indisputable intentional personal malfeasance in office, as defined in Section 15(a)(i) then:

(i)

Executive shall be paid within five (5) business days of the date of termination, a lump sum payment equal to three times his then current annual base salary plus three times the higher of the most recent annual bonus paid to him under the Annual Incentive Program or his target bonus amount under the Annual Incentive Program as in effect on the date immediately prior to the change in control (which shall include any amounts used to purchase shares of common stock of the Employer under the Management Stock Purchase Program (“MSPP”));

(ii)

Executive shall become 100% vested in all benefit plans in which awards have been made to him which have not vested as of the date of termination, including but not limited to the Standex Retirement Savings Plan, MSPP portion of the Standex Annual Incentive Program and all restricted stock grants and performance share units granted under the Standex Long Term Incentive Plan and any other stock option or equity compensation plans of the Employer; and

(iii)

The Executive and his dependents shall continue for the three (3) year period commencing on the date of termination of employment to be entitled to life insurance and medical benefits under plans, programs or arrangements of the Employer which offer substantially similar coverage as were offered under the plans, programs and arrangements of the Employer as in effect immediately prior to the termination of the Executive’s employment, at a cost to the Executive which is no higher (except for any percentage increase in the premium cost of providing such benefits, as long as the Executive continues to pay not more than the same percentage of any premium as he was paying immediately prior to the date of the Executive’s termination of employment) than the cost of such plans, programs and arrangements in effect immediately prior to the termination of the Executive’s employment, provided that with regard to medical benefits the Executive shall be required to pay the full cost therefor (which shall be equal to the COBRA cost) and the Employer shall monthly reimburse the Executive for an amount equal to the excess of the COBRA amount over the premium percentage he was paying immediately prior to termination.

(iv)

In the event that any payment or distribution of any type to or for the benefit of the Executive made by the Employer, by any of its affiliates, by any person or entity which acquires ownership or effective control or ownership of a substantial portion of the Employer’s assets within the meaning of Section 280G of the Code, and all related regulations or any similar federal tax that may hereinafter be imposed, whether paid or payable or distributed or distributable pursuant to this Agreement or otherwise (collectively called the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, and all related regulations or any similar federal tax that may hereinafter be imposed or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties are hereinafter collectively referred to as the “Excise Tax”), then the amount paid to the Executive shall be reduced, in such manner as is determined by the Compensation Committee of the Board of Directors of the Employer, to the maximum amount that can be paid to the Executive without requiring the payment of an excise tax, as described in Section 4999 of the Code on “excess parachute payments,” as defined therein, if and to the extent necessary for the Executive to receive a greater after-tax benefit than if the amounts otherwise received by the Executive would require payment of the excise tax described in Section 4999 of the Code.

(c)

“Change in Control” means any event or series of events by which:

(i)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of at least a majority of the equity securities of the Employer entitled to vote for members of the Board of Directors of the Employer (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) (the “Voting Securities”); or

(ii)

the Employer is party to a merger or consolidation, or series of related transactions, which results in the Voting Securities outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least a majority of the combined voting power of the Voting Securities  or the voting securities of such surviving or other entity outstanding immediately after such merger or consolidation; or

(iii)

the sale or disposition of all or substantially all of the Employer’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(iv)

during any period of 12 consecutive months, 75% of the members of the Board of Directors cease to be comprised of individuals (i) who were members of the Board of Directors on the first day of such period, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors, or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors

(excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of the Board of Directors, occurs as a result of an actual or threatened solicitation of proxies or consents for the election of removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or

16.

Governing Law; Binding Nature of Agreement.  This Agreement shall be construed in accordance with the laws of the State of New Hampshire and shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns.

17.

Compliance.  Code Section 409A.  Anything in this Agreement to the contrary notwithstanding:

(a)

It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Code Section 409A, and this Agreement shall be interpreted on a basis consistent with such intent.

(b)

To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided, that, this clause (i) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to Executive no later than the end of your taxable year next following your taxable year in which Executive remits the related taxes.

(c)

If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of his separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of his separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Code Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Code Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of his separation from service, or (ii) if earlier, the date of his death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to him in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Employer shall be construed to refer to his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Employer.

(d)

Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized and its corporate seal to be hereto affixed, and Executive has executed the within instrument as a sealed document, all as of the day and year first above written.

STANDEX INTERNATIONAL CORPORATION

/s/  Charles H. Cannon, Jr.

By:

____________________________________

Charles H. Cannon, Jr., Chairman of the

Compensation Committee of the

Board of Directors

ATTEST:

/s/  Deborah A. Rosen

________________________________

David A. Dunbar

________________________________

_____________________________________

Witness

David A. Dunbar